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Exhibit 99.2

Cubist Pharmaceuticals, Inc. First Quarter 2003 Earnings Conference Call Transcript

Operator

        Good morning and welcome ladies and gentlemen to the Cubist Pharmaceuticals first quarter 2003 earnings conference call. At this time, I would like to inform you that this conference is being recorded and all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. I will now turn the conference over to Dr. Scott Rocklage, Chairman and CEO of Cubist. Please go ahead, sir.

Dr. Scott Rocklage, Ph.D., Cubist Pharmaceuticals, Inc.—Chairman & CEO

        Good morning everyone, and thank you for joining us for our first quarter 2003 conference call. With me today on the phone I also have Mike Bonney, our President and Chief Operating Officer, David McGirr, our CFO, Oliver Fetzer, our Chief Business Officer, and Chris Guiffre, our General Counsel.

        As always, let me first read a short Safe Harbor statement before we begin. Forward-looking statements may be made during this call. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those project or suggested here. Such risks and uncertainties are detailed in the company's' periodic filings with the SEC.

        Let me start by saying what an exciting time this for Cubist. Since our last quarterly conference call, we've received feedback from the FDA that the agency has accepted the Cidecin NDA filing and granted it priority review, both establishing a target date of June 20, 2003 to act on the filing, and indicating that the agency feels that Cidecin could be a significant advancement over other currently available therapies.

        With PDUFA date now less than two months away, we're busily readying Cubist to take on the challenge of launching this important new antibiotic. To this end, during the quarter we announced that as of June 10, 2003, at our annual shareholder meeting, Mike Bonney, our current President and COO will succeed me in the role of CEO of Cubist, while I continue as Chairman.

        During his time at Cubist, Mike integrated our marketing, sales, manufacturing, clinical and regulatory departments, and proved himself to be a strong and effective leader. Based on his performance and experience, last September the board of directors and I began to put into place a succession plan that we believe makes sense both from a corporate governance perspective and from an evolutionary perspective.

        As Cubist advances to become a commercial organization, who better to lead the charge than someone with a proven track record of commercial success. Mike will be speaking to you shortly to give you an update on Cidecin and our commercialization and other efforts as well as the pipeline.

        But first, I'll hand things over to David McGirr, our CFO to discuss the first quarter financials. David?

David McGirr, Cubist Pharmaceuticals, Inc.—CFO

        Thank you, Scott.

        I'll refer you to the press release issued this morning. For the quarter ended March 31, 2003, Cubist had a net loss of about $25 million or a loss of 85 cents per share. This compared to a loss of $19.5 million or a loss of 69 cents per share one year ago. Analysts' consensus for the quarter was a loss of 91 cents per share.

        As we discussed in our last conference call, we had costs of roughly $1 million in this recent quarter reflecting a restructuring of our research department to focus on our natural products drug discovery capability.

        Revenues during the quarter were significantly lower than in 2002. This reflects revenue recognition a year ago of our up-front licensing fee from our relationship with Gilead Sciences as well as a milestone payment and research funding from our completed collaboration with Novartis.

        As we indicated in the press release this morning, during the quarter, we booked a $1.5 million expense to the R&D line reflecting a milestone payment to Biochemie for the completion of a human study on CAB-175 that suggested a twice-daily dosing regimen for the compound.

        As you can also see from this morning's release and as we mentioned on our last earnings call, we have begun to break out our sales and marketing expense from our G&A expense and we have restated 2002 for comparison. We thought that this would be a helpful metric as we approached expected commercialization of Cidecin later this year.

        Please note you should expect to see a significant ramp-up in the marketing and sales figure throughout 2003.

        We ended the quarter with $126 million in cash, cash equivalents and investments. During our call in February, we provided guidance that our cash burn for 2003 would likely be around $92 million or roughly the same as 2002. This guidance was based on a conservative estimate without priority review built in.

        As a result of receiving priority review from the FDA on Cidecin and the acceleration associated with that decision, we now estimate that our net cash burn will be in the range of $100 to $110 million for the year. Please keep in mind that this is just a rough range based on current information and it could move depending on what we hear back from the FDA regarding the Cidecin NDA.

        Since we continue to receive questions concerning our convertible debt, we felt we should review the structure of this debt and our plans to restore our balance sheet to better balance. Our convertible debt is made up of two parts, and it's important to understand the differences in each part.

        The first is a $39 million convertible note sold to John Hancock to purchase our corporate headquarters. It's convertible at roughly $64 per share, is due in September 2005 and pays an interest rate of 8.5%. After September 2003, we have the right to call these bonds at 103% of their par value.

        We are currently assessing our strategic options here, which include a possible sale and leaseback of the facility to extinguish the debt. We have retained a broker to help us in this process, and we have already received over 60 requests for a detailed package on the building from interested parties.

        The second piece of the debt is $165 million note that pays a 5.5% coupon, converts at $47.20 and is due in November 2008. We believe that these notes carry an attractive interest rate and as they have a long-term maturity date, we're comfortable leaving these convertible notes outstanding for now.

        At the beginning of March, we filed a shelf registration to raise common stock with an indicated amount of $75 million. The lawyers are making me remind you that this mention does not constitute an offer to buy or sell these securities on which the registration is not yet effective.

        We have received many questions about the potential timing of a deal. While we will not commit to timing, we can say that we filed the shelf in order to give us the flexibility to be opportunistic about capitalizing on favorable market conditions.

        Any deal we do based on the shelf will be an initial tranche of a series of fundraising efforts that will be designed to enable us to create a sustainable and profitable business over the long term. Many of our major shareholders have been supportive of this strategy and have encouraged us to fund the company sufficiently to fully exploit the commercial opportunity for Cidecin.

        I will now turn the call over to Mike Bonney who will discuss our ongoing commercialization efforts for Cidecin and our product pipeline advances. Mike?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Thanks, David.

        I hope all of you had a chance to attend or listen to the webcast of our first-ever investor event held here at corporate headquarters in Lexington. On March 18, we hosted the event to highlight in-depth our commercialization efforts around Cidecin.

        Our goal was also to try to communicate to the investment community the excitement that the physician audience has conveyed to us regarding the potential of Cidecin. We heard from Tom Chen our head of marketing, and from Greg Stea, our head of sales on Cubist's plans for a targeted launch of Cidecin in the U.S. and our product positioning of Cidecin as the drug of is choice for serious staphylococcal or staph infections in hospitalized patients.

        During the quarter, for strategic reasons, we decided to end the Cidecin Phase 3 VRE trial having enrolled 50 patients. As we have discussed many times, enrollment was extremely slow in this trial, and as a result, the trial was turning out to be unacceptably costly per evaluable patient.

        We believe that there are several reasons for this. As it turns out, there was not a large pool of VRE patients in the U.S. available for enrollment in clinical trials.

        There has also been a rising number of cases of Zyvox resistance VRE and our trial was a blinded head-to-head trial against Zyvox. From a strategic perspective, given our Cidecin product positioning, we felt this trial was no longer justified given its high cost and slow enrollment.

        I would like to add that we did launch a Cidecin Compassionate Use protocol during the quarter. Through this protocol, we will be able to continue to collect Cidecin data on patients treated for VRE infections including those with Zyvox resistant VRE.

        In addition to launching the Compassionate Use protocol during the quarter, we took steps to increase the rate of enrollment in our ongoing Cidecin Phase 3 trial in endocarditis and bacteremia.

        First change was to modify the protocol slightly to allow for enrollment of patients with a positive Staph aureus blood culture result over 48 hours rather than the previous 24-hour window. This is in better accordance with clinical practice and we believe will expand in a pool of eligible patients.

        In addition, we took steps to increase the number of actively enrolling clinical trial sites to 80 in the U.S. by the end of 2003. We are also expanding the trial into Europe and expect to be enrolling patients there by the end of the third quarter.

        Feedback from the physician community suggests that positive data from this trial could play an important role in increased use of Cidecin, should it gain regulatory approval. As part of our ongoing development of Cidecin, we're planning to conduct two additional pharmacokinetic studies of Cidecin at higher doses than previously explored.

        The first, which started recently, is in subjects with end stage renal disease on hemodialysis. The second is in subjects with normal renal function.

        As we highlighted at our investor event, we are continuing to build our commercial infrastructure to support a successful launch of Cidecin in the U.S. later this year. We have now hired five of seven regional business managers whose first priority is to tee up sales people within their regions who would be ready for hire once we receive word from the FDA.

        We are also continuing our systems development and refining our proprietary database to facilitate promotion to targeted hospitals throughout the U.S.

        Naturally, we have had many discussions with the FDA since the acceptance of the file. While the content of these discussions must remain confidential, we can say that all issues raised are being addressed with alacrity. The questions have been thoughtful and generally not content-related but process and structure-related.

        Regarding our strategy in Europe, let's break it down into regulatory and commercial. Throughout this month we have meetings scheduled with regulatory agencies across Europe concerning possible filing strategies for Cidecin in particular countries. We are looking forward to receiving clarity on all possible scenarios.

        On the commercial front, we have had and are continuing discussions with multiple potential partners surrounding commercialization of Cidecin worldwide. Because an FDA decision will greatly affect the value of the Cidecin asset, we may finalize a partnership after the PEDUFA action date.

        Now, turning briefly to the pipeline. During the first quarter, we completed our first study in man in the U.K. on CAB-175.

        The results from this study along with microbiologic data, will be presented later this week in Glasgow at the annual European Infectious Disease meeting called EKMID. The compound is a novel, broad spectrum IV cephalosporin antibiotic, distinct from other currently marketed cephalosporins in that it demonstrates activity against methicillin-resistant staph aureus or MRSA, while maintaining broad coverage of Gram-negative organisms.

        We continue to expect to report on an IND filing for CAB-175 in the first half of this year. OCTX, our oral formulation of ceftriaxone also is making progress in refining the formulation to optimize oral delivery. We are still aiming for a decision on an IND filing by the end of this year.

        With that, I will now turn it back to Scott to wrap up the call.

Dr. Rocklage

        Thanks, Mike and David, for a thorough update on Cubist.

        As always, we will keep you posted on our progress, via press releases and our quarterly conference calls. Our next quarterly call is planned for Wednesday, August 6, 2003 and will be hosted by Mike Bonney in his new role as Cubist CEO.

        I hope I will see many of you on our annual meeting on June 10 during which I will hand over the reins to Mike and wish him success in launching Cubist into its next phase of development. Why don't we conclude here, and open it up to questions? Operator, back to you.

Questions and Answers

Operator

        Thank you. The question-and-answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your push button telephone. If you wish to withdraw your question, please press star two. Your question will be taken in the order that it is received. Please stand by for your first question. Our first question comes from Eun Yang from Needham & Company. Please state your question.

Eun Yang, Needham and Company—Analyst

        Good morning. Few questions. First is, is the European filing tied into a partnership? Is it going to be filing for European approval?

Oliver Fetzer, Cubist Pharmaceuticals—CBO

        No, they're actually quite independent events. Depending on when we do the partnership, a decision as well as what we're hearing back from the regulatory bodies in Europe to say we can either do it with a partner jointly, or we also prepared as we stated before, to lead the charge in the European filing. So that's quite open at this point.

Eun Yang, Needham and Company—Analyst

        Okay. And the second question is, is Novartis partnership. Do you expect it to be extended going forward or this is it?

David McGirr, Cubist Pharmaceuticals, Inc.—CFO

        Eun, this is David McGirr, the Novartis partnership ended in February.

Eun Yang, Needham and Company—Analyst

        So there is no extension?

David McGirr, Cubist Pharmaceuticals, Inc.—CFO

        No, no extension.

Eun Yang, Needham and Company—Analyst

        So going forward, do we expect any revenues other than government grants?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Well, certainly Eun we expect revenue from Cidecin, assuming a positive FDA action.

Eun Yang, Needham and Company—Analyst

        Okay.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        That is really our focus for the top line for the foreseeable future.

Eun Yang, Needham and Company—Analyst

        Okay. But not from really the researcher partnerships.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Not in the near term, certainly.

Eun Yang, Needham and Company—Analyst

        Okay. The last question is CAB-175, does it have Gram-negative activity?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Yes, it does. The way to think about CAB-175 is that the spectrum of activity looks very similar to that of ceftriaxone with the addition of activity against methicillin-resistant staph aureus.

Eun Yang, Needham and Company—Analyst

        Thank you. Our next question comes from Keith Harr from Morgan Stanley. Please state your question.

Steve Harr, Morgan Stanley—Analyst

        Yes, it's Steve Harr. A couple of questions. First of all, as you wrap out—or roll out of the Novartis agreements and also out of Gilead, as you said collaborative revenues come way down, but should there be a corresponding decrease in research expenses as well?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Yes, there should be. In fact, Steve, we have early this year, coincident with the conclusion of the Novartis collaboration, reduced our research effort by a total of about 32 folks, for which we took about a $1 million charge in the first quarter. Now, nine of those folks have been reassigned to other open positions within the organization, so the net reduction was about 23 folks.

Steve Harr, Morgan Stanley—Analyst

        So in terms of just overall R&D expenditures, then, as you roll out of this and as you roll out of the—as you commercialize Cidecin and move the commercial—and move manufacturing into a cost of goods expense, should we see R&D come down as the year goes forward or is it going to kind of flatline given you're going to move CAB-175 in the clinic?

David McGirr, Cubist Pharmaceuticals, Inc.—CFO

        This is David, Steve. Clearly there are many moving parts in the R&D. R&D is research, development and includes overseas the development work leading up to commercial manufacturing. So there are three large buckets of expense there, over time, you know, clearly the pure R part is changing and is declining. The development part is influenced now by CAB-175, we hope, and still ongoing work with Cidecin, and then in the future, OCTX. The place where we're seeing the large increase is in the manufacturing bucket. But what we haven't chosen to do yet is to break those apart.

Steve Harr, Morgan Stanley—Analyst

        Thanks. And then on—you mentioned previously that you don't plan on, and you said in this call, hiring a sales force until post-launch. Should we see G&A or the marketing expenses more or less flat through this second quarter or do you expect with ECCMID and potential an approval at the very end of the quarter, an acceleration of marketing this quarter?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        There will be modest acceleration through the quarter, Steve. You're right in that we will not hire the large portion of the sales organization until after hearing from the agency, but we are adding, as we mentioned, the sales managers and preparing the materials for launch, which do in fact, incur some expenses before you actually get to the marketplace.

Steve Harr, Morgan Stanley—Analyst

        One more question, then I'll jump off, it has to do with the new PK studies that you mentioned at higher doses in patients with ESRD and normal renal function. What's the goal of those studies in terms of, you know, outcomes that you're looking for?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        We're really just trying to define what the PK looks like for this drug as you push the dose. With the thought being that after the first approval, we may want to explore the clinical utility of this agent at higher doses.

Steve Harr, Morgan Stanley—Analyst

        Very good. Thanks a lot.

Operator

        Thank you. Our next question comes from Joel Sendek from Lazard. Please state your question.

Joel Sendek, Lazard Freres and Company—Analyst

        Thanks a lot. On Cidecin obviously the discussions are confidential, but can you tell us whether there's been any label discussions at all at this point in time?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        It's premature for that, given the time line of the review, Joel.

Joel Sendek, Lazard Freres and Company—Analyst

        Okay. And then on the partnering topic, obviously you've been in discussions with partners already, but how long after the PDUFA date can we expect something to be signed again? In other words, are you going to reinitiate the discussions after June 20 or are people kind of lined up and ready to go and you'll just take the highest bidder after—shortly after the date?

Oliver Fetzer, Ph.D., Cubist Pharmaceuticals, Inc.—CBO

        Joel, Oliver here. More the latter than the former, I mean clearly we have a whole range of companies we've had dialogs and continue to have dialogs with. So the idea to say, either something gets done before PEDUFA or if we get very close, we'll get the word and then move from there. But we wouldn't completely reboot, so we want to maintain the momentum there.

Joel Sendek, Lazard Freres and Company—Analyst

        Okay. So you actually are holding out the possibility that something gets signed, maybe you can—even before the day, if you get kind of the terms you want?

Oliver Fetzer, Ph.D., Cubist Pharmaceuticals, Inc.—CBO

        That's always a possibility. But by the same token, we want to preserve our options.

Joel Sendek, Lazard Freres and Company—Analyst

        Okay. And on the endocarditis trial, can you give us any feeling for when it might be completed? A year, two years? I know you changed the design a little bit, but anything to give us a sense of when to expect that data.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        I think it's premature given the timing of both the expansion in the clinical sites as well as the change in the protocol to be able to predict that. Clearly, we're expecting through these changes that enrollment will accelerate. That should, of course, shorten the timeline relative to what it would have been had we not made these changes. But I think it's early to really put a stake in the ground on when enrollment would be complete.

Joel Sendek, Lazard Freres and Company—Analyst

        Okay. After enrollment is complete, would you have the data within a year or so?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        It would be my expectation that once the trial is complete, we will have the data much more quickly than a year.

Joel Sendek, Lazard Freres and Company—Analyst

        Okay. Then final question on the burn rate. Does the new guidance, 100 to 110 include any CAP EX? And if so, how much?

David McGirr, Cubist Pharmaceuticals, Inc.—CFO

        Yeah, our CAP EX continues to be very modest, Joel. The total CAPEX for "03 is about $2 million.

Joel Sendek, Lazard Freres and Company—Analyst

        Okay. All right, thanks a lot.

Operator

        Thank you. Our next question comes from Tom Shrader from GKM. Please state your question.

Tom Shrader, Gerard Klauer Mattison & Company—Analyst

        Good morning, thanks for taking my questions. Back to the PK studies, do you think you'll explore more than once a day dosing? Do you think that's as closed a book as it used to be now that your safety data have been pretty good? Is this all linked to endocarditis?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Tom, let me take those in sequence here. We feel very strongly that in order to maintain both optimal efficacy and the safety margin of the product that this needs to be dosed in a single daily dose. So no, we are not exploring multiple daily dosing. Certainly, if the PK looks good, we would consider expanding the inclusion criteria in endocarditis to include a broader group of patients.

Tom Shrader, Gerard Klauer Mattison & Company—Analyst

        Another dosing question. There's a little bit of CAB-175 data today. Is that oral data? And would your IND be oral only or would you do an IV IND?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        In fact, it's just the opposite, Tom. The IND is on an IV formulation of CAB-175.

Tom Shrader, Gerard Klauer Mattison & Company—Analyst

        How far behind would be an oral?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        You can't really predict that, Tom, at this point. We're looking at whether the OCTX or other oral delivery formulations would be applicable to this. But of course until we have better clarity on what the appropriate daily dose is, it's a little bit difficult to figure out how you actually deliver it because you don't know how much you're going to have to deliver.

Tom Shrader, Gerard Klauer Mattison & Company—Analyst

        So no oral in humans yet? You have no oral data yet?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Not on CAB-175.

Tom Shrader, Gerard Klauer Mattison & Company—Analyst

        Okay. And the last question is, stopping the VRE trial, is there an element of wanting to keep VRE out of the label?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        It is our belief that VRE in the label, particularly early in the launch, would result in a greater likelihood that the product will be reserved.

Tom Shrader, Gerard Klauer Mattison & Company—Analyst

        Right.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        As we've talked to the infectious disease community about the profile of the drug as we now understand it based on the skin studies and so forth, it has been—it has come back very, very clearly that the marketplace thinks of this drug as a staph drug. Given the problem with staph infections in hospitals, both MRSA, methicillin resistant, as well as MSSA, we think that is the best positioning for this product.

Tom Shrader, Gerard Klauer Mattison & Company—Analyst

        Okay. Thanks a lot.

Operator

        Thank you. Our next question comes from Jason Kantor from WR Hambrecht. Please state your question.

Jason Kantor, WR Hambrecht—Analyst

        Thanks for taking my question. I wanted to ask about the endocarditis studies that you're expanding it to 80 sites, what was the number of sites previously? You say you're expanding enrollment. How far along were you and when you made that change, how will that change the way you analyze the data? And you also say you're expanding into Europe, could you be more specific about where in Europe? You've had trouble running trials there in the past and I'm wondering if you've learned anything from that and how you might, you know, avoid those pitfalls again.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Right. Jason, let me take you through it. We were at in the low 40s in terms of sites in the U.S. We're currently well on the way toward 80 in the U.S. in that expansion. We're currently having conversations with investigators and regulatory bodies in six European countries. All of those are in western Europe.

Jason Kantor, WR Hambrecht—Analyst

        And how far along in enrollment were you and what is the target enrollment for the study?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        We are not disclosing how far we are along in enrollment in this. It is a trial that will ultimately have to enroll somewhere in the neighborhood of 200 patients per arm.

        One of the interesting findings that we have to date is that our assumptions, based on the interviews we did with clinicians before we initiated the trial, would have suggested that endocarditis as a percentage of bacteremia would have been in the 20 to 25% range. What we're actually seeing is that endocarditis as a percentage of all staph bacteremias is actually a bit higher. So that, since endocarditis forms the basis of the—any potential label claim, that is kind of an interesting finding so far. Now our challenge is to access more patients more quickly.

Jason Kantor, WR Hambrecht—Analyst

        Thanks.

Operator

        Thank you. Our next question comes from Patrick Schnegelsberg from Mehta Partners. Please state your question.

Patrick Schnegelsberg, Mehta Partners—Analyst

        Hi, thank you for taking my question. Some of them have actually been answered asked by Tom and Jason already. I wanted to get clarification on your PK studies. Can you elaborate a little built to what extent some of these studies are driven by potentially seeing much better activity of your compound at higher concentrations and things like that by actually practicing physician, are you getting feedback it would be much better if you could use it in higher concentrations.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        It's actually just the opposite. Historically, as the dose of this drug was pushed in a BID regimen, the incidence of adverse events increased. And as we assembled the NDA what became clear was that at a single daily dose, and this is of course supported buy all the animal tox work, the likelihood that a patient would develop an increased CPK seems to be quite small. Given that, and given the difficulty that clinicians have today treating staph aureus infections, we just thought it was prudent to see if we could demonstrate the pharmacokinetic profile and early tolerability of higher doses. There's no—it's our—there's been no feedback from the clinicians suggesting that higher doses look better. It's really based on the safety profile of the drug that's been—that's driven this decision.

Patrick Schnegelsberg, Meta Partners—Analyst

        And so a quick follow-up. These are then studies that obviously you did some dosing studies at the onset of the program so none of these concentrations are covered in that by these early studies, I suppose?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Some of the doses that we will be looking at were covered in earlier studies but we're also pushing beyond that.

Patrick Schnegelsberg, Meta Partners—Analyst

        Okay. Thank you.

Operator

        Thank you. Our next question comes, again, from Steve Harr from Morgan Stanley. Please state your question.

Steve Harr, Morgan Stanley—Analyst

        I've got a question, a follow-up question on the endocarditis study and the expansion of criteria for enrollment. My understanding of endocarditis or bacteremia is that if you use 24 hours, you're much more likely to get a lot more endocarditis given the high rate of bacterial load that's present with that disease in general staph aureus. As you increase to 48 hours, are you likely to see that percentage of endocarditis come down relatively markedly? Or has your experience been, or what you've seen from the trial, the patients are getting back positive cultures 24 to 48 hours coming back with the same rate of endocarditis?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        It's a very interesting question, Steve, and we frankly don't have the data because patients historically who have a positive blood culture post-24 hours are not enrolled in the study. As a result, we don't have access to any trans-esophageal echo that would confirm endocarditis or not.

        It is, however, our belief based on the experience to date that in many of the microbiology labs in the country, expanding the window of the positive culture from 24 to 48 hours increases the likelihood that the lab can actually do the culture and get the strain identified. So we'll be paying close attention to the question that you've raised to see if the rate of endocarditis as a percentage of bacteremia does slide as the 48-hour amendment goes into effect at the sites.

Steve Harr, Morgan Stanley—Analyst

        Then just for the EU filing, are you looking for a country to file in and then to use for mutual recognition? Is that the idea?

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        What we're doing is meeting with health authorities in a number of the larger European markets to try and get a sense from them whether a mutual recognition process, as you've described, is best for Cidecin, or whether a centralized filing is best for Cidecin. So that's a fundamental question that we're trying to tease out through these interactions.

Steve Harr, Morgan Stanley—Analyst

        Thanks a lot. And I look forward to hopefully a positive day on June 20th.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Thanks, Steve.

Operator

        Thank you. Our next question comes again from Eun Yang from Needham & Company. Please state your question.

Eun Yang, Needham and Company—Analyst

        Yes, on the R&D expense side, now that VRE trial has been stopped, is R&D expense going to be lower than what you anticipated in the last quarter? Or is it going to be offset by expansion of endocarditis trial?

David McGirr, Cubist Pharmaceuticals, Inc.—CFO

        I think I go back to an earlier answer—David here—because we do have three components is the way we currently look at R&D, research, development and manufacturing development, the raw research part is declining, reflecting the changes we made in the first quarter and the charge we took in the first quarter.

        The development component is continuing on, and clearly the trials that we are doing continue to be expensive. We know that's an important expense of part of this business. But the growth that we're seeing in our R&D line is coming from the manufacturing site.

Eun Yang, Needham and Company—Analyst

        Okay.

Michael Bonney, Cubist Pharmaceuticals, Inc.—President & COO

        Clearly, Eun, it would be my hope that development expenses increase through the balance of the year as a result of increased endocarditis enrollment.

Eun Yang, Needham and Company—Analyst

        Okay, thanks.

Operator

        Thank you. Just a reminder, ladies and gentlemen, if you do have a question, please press star one on your bush button telephone at this time. If there are no further questions, I will turn the conference back to Dr. Rocklage to conclude.

Dr. Scott Rocklage, Ph.D., Cubist Pharmaceuticals, Inc.—Chairman & CEO

        Thanks very much for joining you go today. As always, please feel free to call Jennifer LaVin in the meantime if you have further questions between now and the next conference call. We wish everybody a great day.

Operator

        Ladies and gentlemen, this concludes the conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

QuickLinks

  Exhibit 99.2